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Exhibit 3.1(c)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELEX COMMUNICATIONS, INC.

The undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

First: The last Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on November 20, 2001, and a further Certificate of Amendment with respect thereto was filed subsequent thereto on November 20, 2001.

Second: Pursuant to the provisions of the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors and the shareholders of the Corporation have authorized the amendment of the Restated Certificate of Incorporation in the following manner.

            Paragraph 8 of the Restated Certificate of Incorporation of the Corporation is amended by striking the text thereof in its entirety and substituting in lieu thereof the following:

                  (a) All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation.

                  (b) The Board of Directors will consist of six members who will be elected annually for a one-year term. The initial directors (the "Initial Board of Directors") will be: Edward
                  S. Woolard; Ned C. Jackson; Keith W. Abell; and three additional persons who shall be designated after consultation with certain holders of the Corporation's Senior Subordinated Notes. The Initial Board of Directors will serve for an initial term (the "Initial Term") ending on December 31, 2002, unless the Initial Board of Directors shall vote to extend the Initial Term to a date no later than April 30, 2003. The Initial Board of Directors shall continue in office after such date until their successors are duly elected. Thereafter, the Board of Directors shall be elected annually. Any vacancy occurring for any reason during the term of a director will be filled by the remaining members of the Board of Directors or by a vote of the shareholders of the Corporation; however, (i) in the event that Messrs. Woolard, Jackson or Abell (or any successor appointed pursuant to this clause) shall cease for any reason to be a director prior to the later of the expiration of the Initial Term or the annual meeting of the shareholders for the election of directors after the Initial Term, then the remaining of Messrs. Woolard, Jackson and Abell (and any successors appointed pursuant to this clause) will be entitled to appoint a director to fill such vacancy, and (ii) in the event that any of the directors who shall be designated after consultation with certain of


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                  Holders of Senior Subordinated Notes as described above (or any successor appointed pursuant to this clause) shall cease for any reason to be a director prior to the later of the expiration of the Initial Term or the annual meeting of the shareholders for the election of directors after the Initial Term, then the remaining of such designated directors (and any successors appointed pursuant to this clause) will be entitled to appoint a director to fill such vacancy. Directors may be removed only for cause upon a vote of shareholders holding shares of the capital stock of the Corporation which represent at least two-thirds of the votes that could be cast for the election of directors; except that no member of the Initial Board of Directors may be removed for any reason without the approval of the other members of the Initial Board of Directors who would, in accordance with the preceding sentence, be entitled to fill the vacancy created by such removal. Elections of directors (other than action by the remaining Board of Directors to fill any vacancy that may occur during the term of any director), or removal of directors by shareholder action, shall occur only at duly called meetings of the shareholders of the Corporation; however, (i) no special meetings of the shareholders may be called by any shareholder for any purpose prior to the later of the expiration of the Initial Term or the annual meeting of the shareholders for the election of directors after the Initial Term, and (ii) thereafter special meetings of the shareholders may be called only by the Board of Directors or by shareholders holding shares of the capital stock of the Corporation which represent more than 25% of the votes that could be cast at any such special meeting of the shareholders. Directors shall not be elected or removed by written consent.

Third: That this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was authorized by the vote of the Board of Directors of the Corporation and the vote of the shareholders of the Corporation entitled to vote thereon.

      In witness whereof, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation to be signed by its President and its Secretary on the 21st day of November, 2001.

Attest:                                  Telex Communications, Inc.


/S/ Kristine L. Bruer                    By: /S/ Richard J. Pearson
---------------------                        ----------------------
    Kristine L. Bruer                            Richard J. Pearson
    Assistant Secretary                          Vice President and Chief
                                                 Financial Officer


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